Exhibit 99.1

La Cortez Energy Announces Operations Update in the Maranta and Putumayo-4 Blocks in Colombia

Mirto # 1 Well Initiates Long Term Production Test to Establish Operational Optimization

Current Cash Flow from Mirto Production Anticipated to Be Sufficient to Cover Operating Overheads

•	Press Release

•	Source: La Cortez Energy, Inc.

•	On 6:30 am EST, Wednesday November 4, 2009

BOGOTÁ--(BUSINESS WIRE)--La Cortez Energy, Inc. (“La Cortez”) (OTC: LCTZ - News) is pleased to announce the following operational update:

Maranta Block

Emerald Energy Plc. (“Emerald”), the operator of the Maranta Block where La Cortez will hold a 20% working interest, reached the intended total depth of 11,578 ft on the Mirto-1 exploration well, with oil and gas shows recorded across the four target reservoirs. Flow testing operations were completed in the Villeta U and N sands in the Mirto-1 well. As previously indicated, The Villeta U sand interval produced an average oil rate of 731 barrels per day of 32.5 degree API (American Petroleum Institute) crude. The N sand, the upper most of the four sands tested in this well, produced oil of 15 degree API at an average rate of 247 barrels per day over a 48 hour period, with an average water cut of 64%.

The well was completed with an Electric Submersible Pump (ESP) at 7,043 feet. The drilling rig was released on October 4th, 2009. Since then, the well has been on a production test from the Villeta U sand interval at an average rate of 450 bopd (barrels of oil per day) gross of good quality oil, 31.5 degree API, with an average BS&W (Basic Sediment and Water) of 50%. Well production is currently restricted due to limited water handling capacity at the site. Production tests will continue and the Operator is planning to conduct special production testing and logging to determine the source of the water production so that the necessary actions can be taken to limit the water cut and maximize oil production.

Based upon these preliminary results, it is planned to acquire some 30 km of 3D seismic in the area to determine the Maranta block development program, with a current expectation of drilling a follow-on appraisal well during the 1st half on 2010.

Effective October 12, 2009, Emerald’s parent, Emerald Energy Plc, was acquired by Sinochem Resources UK Limited, a United Kingdom subsidiary of Sinochem Corporation, a state-owned enterprise with long history of nearly 60 years operating globally in core businesses of energy, chemicals, agriculture, finance and real estate.

Exhibit 99.1

The Maranta block covers an extension of 36,608 hectares in the foreland of the Putumayo Basin in Southwest Colombia, which has over the past several years been a region of significant new oil discoveries. Emerald’s contract for this block was signed with the ANH on September 12th, 2006. Emerald completed the first phase exploratory program by reprocessing 40 Km of 2D seismic and shooting 71 Km of new 2D seismic, identifying several promising leads. The Maranta block is adjacent to the recent 20 million barrel proven discovery of the Costayaco field made by Gran Tierra Energy, Inc.

Putumayo-4 block

On October 14, 2009, our wholly owned subsidiary, La Cortez Energy Colombia, Inc. (“La Cortez Colombia”) entered into a joint operating agreement (the “JOA”) with Petroleos del Norte S.A. (“Petronorte”), a subsidiary of Petrolatina Plc. (AIM: PELE). The JOA was signed pursuant to the initial memorandum of understanding between La Cortez Colombia and Petronorte dated December 22, 2008.

The Putumayo 4 Block covers an area of 126,845 acres (51,333 hectares) located in the Putumayo Basin in southern Colombia and has over 1,200 Km of pre-existing 2D seismic, which is being reprocessed with expected completion by the end of November 2009. During this initial stage, we and Petronorte have taken the necessary steps to obtain a preliminary status of environmental issues and to identify the number and location of communities and indigenous populations in the block in order to expedite the permitting and licensing processes.

Under the terms of the E&P Contract, we will acquire an additional 103 Km of 2D seismic in the 1st half of 2010, and expect to drill an exploratory well by the 2nd half of 2010. The E&P Contract will consist of two, three-year exploration phases and a twenty-four year production phase.

Andres Gutierrez, President and CEO of La Cortez, commented on the announcement, “We are very pleased with the progress of our operations in Colombia, especially with the successful results of our 1st exploratory well Mirto-1. We completed our third successful capital raise in eighteen months in September of this year, and these proceeds are expected to be sufficient to fund our near term operating commitments. It is expect that potential revenues from the Mirto#1 well to cover our working capital needs and any additional funds will be used primarily for the development of other growth opportunities, such as corporate and asset acquisitions, in addition to farm-in and other joint venture opportunities that are currently being evaluated in what is a very active transaction pipeline. We are very enthusiastic about our working relationship with Sinochem, our new partner in the Maranta Block. In regards to Putumayo-4, we fully expect to confirm our preliminary evaluation of the block prospectivity and to further determine our drillable options through new seismic acquisition.”

Exhibit 99.1

About La Cortez Energy, Inc.

La Cortez Energy, Inc. is an early stage oil and gas exploration and production company currently pursuing a business strategy in the energy sector in South America, with an initial focus on identifying oil and gas exploration and production opportunities in Colombia. To that end, the Company has established a branch, La Cortez Energy Colombia, Inc., with offices in Bogota, Colombia, and recently signed a Joint Operating Agreement for a 50% working interest in the Putumayo-4 block and a farm-in agreement for a 20% working interest in the Maranta block, both in Colombia.

For more information, please contact the Company's Investor Relations department at 888-805-(LCTZ) 5289 or by email info@lacortezenergy.com.

www.lacortezenergy.com

Forward-Looking Statements

Certain statements in this news release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Words such as "expects", "intends", "plans", "may", "could", "should", "anticipates", "likely", "believes" and words of similar import also identify forward-looking statements. Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management. Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company, including, but not limited to, the Company's ability to identify corporate acquisition and/or joint venture opportunities in the energy sector in Colombia, Peru and Brazil and, more generally, in Latin America, and to establish the technical and managerial infrastructure to take advantage of, and successfully participate in such opportunities, future economic conditions, political stability and energy prices. Additional information on risks and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

Contact:

La Cortez Energy, Inc.
Bruce Nurse, 888-805-5289
info@lacortezenergy.com